EXHIBIT 10.3

AXESSTEL, INC.

SUMMARY SHEET

OF

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

Until August 2004, our non-employee directors did not receive cash fees as compensation for their services. In August 2004, we began compensating our non-employee directors in the amount of $2,500 per calendar quarter; and in March 2005, we began compensating our non-employee directors in the amount of $7,500 per calendar quarter. It has been our policy to reimburse our directors for their reasonable out-of-pocket expenditures.

Each non-employee director who joined our board prior to August 2004 was granted 30,000 restricted shares of our common stock when such director first joined our board. These grants vested as to one-third of the shares on the date of the first board meeting the director attended, and an additional one-third of the shares on each of the first and second anniversaries following the director’s first board meeting attended. Since August 2004, new non-employee directors have been entitled to 45,000 restricted shares of our common stock on the date of the appointment or election of such director to the board or upon a later date of acceptance. One-third of these shares vest immediately, and an additional one-third of these shares will vest on each of the first and second anniversaries of the date of grant. In addition, on the third anniversary of joining the board and each subsequent anniversary, each then-serving non-employee director will receive a fully vested option to purchase 15,000 shares of common stock with an exercise price equal to the fair market value of the common stock on the date of grant and expiring ten years after the date of grant, subject to earlier termination as provided in our 2004 Equity Incentive Plan, but will vest as if they were granted on the date of the appointment or election of such director to the board or the later date of acceptance, if applicable. In November 2004, Mr. Bhagat, Dr. Yang and Mr. Hsieh each received an additional 15,000 restricted shares of common stock vesting immediately as to one-third of the shares and as to one-third of the shares on each of the first and second anniversaries of the date of each such director joined our board. These shares were issued upon the effective date of the approval of our stockholders of our 2004 Equity Incentive Plan in accordance with our policies adopted in August 2004. The restricted shares of common stock granted to each of our outside directors who joined our board in or after August 2004 were issued in November 2004 upon the effective date of the approval of our stockholders of our 2004 Equity Incentive Plan. All of the shares so granted are being treated for vesting purposes as if they had been granted on the date each such director first joined our board.

On March 18, 2005, our board approved an arrangement with Mr. Åke Persson, a director and member of our audit committee, nominating and governance committee and executive committee, under which Mr. Persson provided consulting services to our company for which he received additional compensatory fees in the sum of $60,000. These services were not rendered by Mr. Persson in his capacity as a member of the audit committee, the board, or any other committee of the board. Mr. Persson is no longer providing consulting services to us and is no longer receiving compensation from us other than in his capacity as a member of the board and board committees.

Compensation of Current Executive Officers

Our executive officers serve at the discretion of our board of directors. From time to time, the compensation committee of the board of directors reviews and evaluates the salaries that are paid to our executive officers. The following table sets forth the annual salary rates for our current executive officers as of the date of this report on Form 10-QSB:

Mike H.P. Kwon	Chairman and Chief Executive Officer	$360,000
David Morash	President and Chief Financial Officer	$260,000
Clark Hickock	Chief Operating Officer	$250,000
Lixin Cheng	Chief Sales Officer and President of the fixed wireless group	$250,000
Patrick Gray	Vice President and Controller	$165,000

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-QSB:

Mike H.P. Kwon. In November 2004, we entered into an employment agreement with Mike H.P. Kwon under which Mr. Kwon is employed as our Chief Executive Officer. The agreement provides for a base salary of $265,000, which was increased in accordance with the agreement to $310,000 upon the completion of our public offering in March 2005, and for Mr. Kwon to be eligible for an annual performance bonus under the terms of our incentive compensation plans that may be adopted from time to time. Mr. Kwon’s base salary has been further increased to $360,000 pursuant to board approval effective June 16, 2005. Mr. Kwon is also entitled to a vehicle allowance of $1,490 per month, and we are obligated to obtain and maintain one or more life insurance policies for Mr. Kwon, payable to his designated beneficiaries, with an aggregate death benefit of $5,000,000. The agreement also includes a termination provision stating that if we terminate Mr. Kwon’s employment without cause, or if Mr. Kwon terminates his employment for good reason, we will be obligated to pay to Mr. Kwon a severance benefit equivalent to 18 months base salary in one lump-sum payment, and all of his outstanding stock options and any other equity awards we may grant to him in the future will immediately vest in full. The agreement also provides that Mr. Kwon will be included on the recommended slate of directors nominated for election at our annual stockholder meetings so long as Mr. Kwon serves as our Chief Executive Officer.

David L. Morash. In November 2004, we entered into an employment agreement with David Morash under which Mr. Morash was employed as our President and Chief Operating Officer. The agreement provides for a base salary of $180,000, which was increased in accordance with the agreement to $260,000 upon the completion of our public offering in March 2005, and for Mr. Morash to be eligible for an annual performance bonus under the terms of our incentive compensation plans that may be adopted from time to time. Mr. Morash is also entitled to a vehicle allowance of $1,000 per month, and we are obligated to obtain and maintain one or more life insurance policies for Mr. Morash, payable to his designated beneficiaries, with an aggregate death benefit of $5,000,000. The agreement also includes a termination provision stating that if we terminate Mr. Morash’s employment without cause, or if Mr. Morash terminates his employment for good reason, we will be obligated to pay to Mr. Morash a severance benefit equivalent to 18 months base salary in one lump-sum payment, and all of his outstanding stock options and any other equity awards we may grant to him in the future will immediately vest in full. The agreement also provides that Mr. Morash will be included on the recommended slate of directors nominated for election at our annual stockholder meeting so long as Mr. Morash serves as our President and Chief Operating Officer. Mr. Morash currently serves as our President and Chief Financial Officer.

H. Clark Hickock. In April 2005, we entered into an employment agreement with Clark Hickock under which Mr. Hickock joined us as an employee on April 28, 2005, and assumed full duties as our Chief Operating Officer on May 23, 2005. The agreement provides for a base salary of $250,000, and for Mr. Hickock to be eligible for an annual performance bonus under the terms of our incentive compensation plans that may be adopted from time to time. Mr. Hickock is also entitled to a vehicle allowance of $1,000 per month. Additionally, the agreement includes a termination provision stating that if we terminate Mr. Hickock’s employment without cause, we will be obligated to pay to Mr. Hickock a severance benefit equivalent to 12 months base salary in one lump-sum payment, and his initial stock option grant for 270,000 shares of common stock will immediately vest in full.

Lixin Cheng. On June 16, 2005, we entered into a new letter agreement with Mr. Cheng under which Mr. Cheng became our Chief Sales Officer and President of the fixed wireless group. The letter agreement, which supersedes all prior agreements concerning the terms of Mr. Cheng’s employment, provides for a base salary of $250,000 and a vehicle allowance of $1,000 per month. The agreement also includes a termination provision stating that if we terminate Mr. Cheng’s employment without cause, we will be obligated to pay to Mr. Cheng a severance benefit equivalent to 12 months base salary in one lump-sum payment, and all of his outstanding stock options granted prior to the effective date of the agreement will immediately vest in full.

Patrick Gray. We entered into a letter agreement, dated as of February 11, 2004, with Mr. Gray under which Mr. Gray is employed as Vice President, Controller. The letter agreement provides for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. In December 2004, the compensation committee voted to increase Mr. Gray’s current annual base salary to $165,000 as of January 1, 2005 and to grant to Mr. Gray an option to purchase 50,000 shares of our common stock. Mr. Gray’s employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice

Incentive Bonus Plan

Our board of directors adopted and approved the Incentive Bonus Plan for Employees of Axesstel, Inc. in August 2004, which we refer to as our Incentive Bonus Plan. Under the Incentive Bonus Plan, all of our employees who work for us for at least 180 consecutive days and are employed at the date of the bonus payment will be eligible for a yearly cash bonus. For each fiscal year, a bonus pool will be determined by our compensation committee using a formula pre-approved by our board of directors. For 2005, the bonus pool will be determined based upon a net adjusted earnings target to be determined by the board in its discretion. If the target is not met, the bonus pool will be zero. If the target is met, the bonus pool will be 20% of the first $2.0 million of net adjusted earnings and 25% of any excess net adjusted earnings.

The total bonus pool will be divided on a percentage basis among levels of eligible employees, and each level will be assigned a pre-set percentage of the total bonus pool. The three levels established under the plan for 2005, and the percentages of the bonus pool assigned to each level are as follows: (1) 45% for executive, (2) 30% for middle management and corporate staff, and (3) 25% for engineering and research and development. Each year the compensation committee will establish the pre-set level percentages in its discretion. The compensation committee will determine individual payments for the executive level, and management will determine individual payments for all other eligible employees.